Exhibit 15



October 20, 1999



IDACORP, Inc.
Boise, Idaho

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and Idaho Power Company and subsidiaries for the periods ended March 31, 1999 and 1998 and June 30, 1999 and 1998, as indicated in our reports dated May 10, 1999 and July 30, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in IDACORP, Inc.'s and Idaho Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Boise, Idaho